Exhibit  5.  Amended  and  Restated  Procedures   Memorandum  pursuant  to  Rule
6e-3T(b)(12)(iii) PROCEDURES MEMORANDUM

                      PURSUANT TO RULE 6e-3(T)(b)(12)(iii)

                                 DESCRIPTION OF

                  GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY'S

REDEMPTION AND TRANSFER  PROCEDURES FOR FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE
INSURANCE POLICIES

This document sets forth the administrative procedures that will be followed by Great-West Life & Annuity Insurance Company ("GWLA") in connection with the issuance of its flexible premium variable universal life insurance policy
("Policy") described in this Registration Statement, the transfer of assets held thereunder, and the redemption by Policyowners of their interest in the Policies.

Set out below is a summary of the principal Policy provisions and administrative procedures  which might be deemed to constitute,  either directly or indirectly, issuance,  transfer,  and redemption  procedures under flexible premium variable life  insurance  policies to the extent  necessary to comply with Rule  6e-3(T), state  administrative law or established  administrative  procedures of the life insurance  company.  The summary shows that,  because of the insurance nature of the Policies,  the procedures involved necessarily differ in certain significant respects  from the  procedures  for  mutual  funds and  contractual  plans.  The summary,  while  comprehensive,  does not  attempt  to  address  each and  every procedure or variation which might occur. In certain states, the Policies may be
offered  as  group   contracts   with   individual   ownership   represented  by
certificates.  The  discussion of Policies in this document  applies  equally to certificates under group contracts, unless the context specifies otherwise.

1.      "PUBLIC OFFERING PRICE:" PURCHASE AND RELATED TRANSACTIONS

        A.     PREMIUM SCHEDULES AND UNDERWRITING STANDARDS

Premiums for the Policies will not be the same for all Policyowners. GWLA will require the Policyowner to pay a required premium for the first Policy Year.
Policyowners may also select a planned periodic Premium payment schedule that provides a level premium payable at a fixed interval for a specified period of time. Payment of premium in accordance with this schedule is not, however, mandatory and failure to make such payments will not of itself cause the Policy to lapse. Instead, Policyowners may make premium payments in any amount in any frequency, subject only to the maximum premium limitation. If at any time a premium is paid which would result in total premiums exceeding the current maximum premium limitation, GWLA will accept only that portion of the premium which will make total premiums equal that amount. Any portion of the premium in excess of that amount will be returned to the Policyowner and no further premiums will be accepted until allowed by the current maximum premium limitation or unless the Policyowner increases the face amount of the Policy.

The Policy will remain in force so long as the Policy's Account Value, less any Policy Debt, is sufficient to pay the monthly deduction for that Policy Month.
The amount of a premium, if any, that must be paid to keep the Policy in force depends upon the Cash Surrender Value, which in turn depends on such factors as investment experience, cost of insurance charges, administrative charges, and Policy Debt. The Monthly Risk Rate utilized in computing the cost of insurance charge will not be the same for each Insured. The chief reason is that the principle of pooling and distribution of mortality risks is based upon the assumption that each Insured incurs an insurance rate commensurate with his or her mortality risk which is actuarially determined based upon factors such as issue age, sex, duration, risk classification and face amount of the Policy.
Accordingly,  while not all Insured  persons will be subject to the same Monthly
Risk Rate, there will be a single "rate" for all Insured persons in a given actuarial category.

The Policies will be offered and sold pursuant to established underwriting standards and in accordance with state insurance laws. State insurance laws prohibit unfair discrimination among Policyowners, but recognize that premiums and charges must be based upon factors such as age, sex, health, and occupation.

The Policy offered by GWLA contains an exchange of policy  provision under which the  Policyowner  can exchange the Policy for a policy that does not provide for variable  benefits.  This  exchange  will be  implemented  by  transferring  the
Policy's   Account  Value  to  GWLA's  general   account  and   terminating  the
Policyowner's future right to allocate funds to the Series Account.

The exchange shall be subject to the following rules:
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(1)     The exchange must be made within 24 months after the issuance of the existing Policy.

(2)     GWLA may require the Policyowner to return the Policy before the exchange will be processed.

(3)     No transfer fee will be assessed to complete the exchange.

(4)     Premiums  for the new  policy  will be based on the same  issue age and risk  classification  of the
        Insured as the existing Policy.

(5)     No evidence of insurability will be required at the time of the exchange.

(6) The conversion will be subject to an equitable adjustment as required by Rule 6e-3(T) to reflect variances, if any, in the payments and values under the new policy.

(7)     All Policy Debt must be repaid before the exchange will be effected.

        B.     APPLICATION AND INITIAL PREMIUM PROCESSING

To  purchase a Policy,  the  Policyowner  must submit an  application  to GWLA's
Principal Office. GWLA will then follow underwriting procedures designed to determine the insurability of the proposed Insured. GWLA may require full underwriting, which includes a medical examination and further information, before the application is approved. GWLA also may offer the Policy on a simplified underwriting or guaranteed issue basis. Proposed Insureds must be acceptable risks based on GWLA's applicable underwriting limits and standards.
GWLA will not issue a Policy until the underwriting process has been completed to GWLA's satisfaction. GWLA reserves the right to reject an application for any lawful reason or to "rate" an Insured as a sub-standard risk, which will result in increased Monthly Risk Charges. The Monthly Risk Charge also may vary depending on the type of underwriting GWLA uses.

The applicant must specify certain information in the application, including the Total Face Amount, the death benefit option and supplemental benefits, if any.

Upon approval of the application, GWLA will issue to the Policyowner a Policy on the life of the Insured.  A specified  Initial  Premium must be paid before GWLA will issue the Policy. The effective date of coverage for the Policy (which GWLA calls the "Policy Date") will be the date GWLA receives a premium equal to or in
excess  of  the   specified   Initial   Premium  after  GWLA  has  approved  the
Policyowner's  application.  If the Policyowner's premium payment is received on the 29th,  30th or 31st of a month,  the  Policy  will be dated the 28th of that month.

GWLA  generally  does  not  accept  premium   payments  before  approval  of  an
application.  However,  GWLA may elect to do so in its sole discretion.  If GWLA accepts a premium payment before  approval of an application,  GWLA will provide the applicant with temporary  insurance coverage in accordance with the terms of
GWLA's temporary insurance agreement. In its sole discretion, GWLA may limit the amount of premium  GWLA will accept and the amount of  temporary  coverage  GWLA will provide. If GWLA approves the Policyowner's application, GWLA will allocate the Policyowner's premium to the Series Account on the Policy Date, as described below. Otherwise, GWLA will promptly return the payment to the Policyowner. GWLA will not credit  interest to the  Policyowner's  premium  payment for the period while the  Policyowner's  application  is in  underwriting,  unless  interest is required to be credited under state law.


If the applicant is not satisfied with the Policy, it may be returned by delivering or mailing it to GWLA's Principal Office or to the representative from whom the Policy was purchased within 10 days from the date the applicant received it (unless a longer period is required under applicable state insurance law) (the "Free Look Period").

During the Free Look Period, premiums will be allocated to the investment divisions (the "Divisions") the applicant selected on the application. During the Free Look Period, the applicant may change the Division allocations as well as the allocation percentages.

Policies returned during the Free Look Period will be void from the date GWLA issued the Policy. In most states, GWLA will refund the then current Policy
Account Value. This amount may be higher or lower than the applicant's premium payments, which means the applicant bears the investment risk during the Free
Look Period.

Certain states require that GWLA return the greater of your Policy Account Value
(less any surrenders, withdrawals and distributions already received) or the amount of the premiums received. In those states, GWLA will allocate the applicants net premium payments to the Division of the Series Account that invests in the Maxim Money Market Portfolio. GWLA will transfer the Account
Value in that Division to the other Divisions of the Series Account in accordance with the applicant's allocation instructions five days after the end of the Free Look Period.


        C.     PREMIUM ALLOCATION

Premium payments are subject to a guaranteed maximum expense charge of 10%. This charge compensates GWLA for sales and promotional expenses and covers premium taxes and certain federal income tax obligations resulting from receipt of premiums. The amount of premium remaining after the deduction of the expense charge (i.e., the net premium) is allocated to the Divisions in accordance with the Policyowner's instructions.

In the application for a Policy,  the Policyowner must specify  instructions for
the  allocation  of  premiums  among  the  Divisions  of  the  Series   Account.
Percentages must be in whole numbers.

Premiums received prior to the end of the Free Look Period will initially be credited to the Maxim Money Market Portfolio Division. The Policyowner's initial allocation instructions will take effect five days after the end of the Free
Look Period.

The  Policyowner  may change  allocation  instructions  at any time by  Request.
Telephone Requests will be honored if GWLA has a properly completed telephone authorization on file. An allocation will be effective as of the Business Day
GWLA  receives  the Request for that  change if received  before 4:00 p.m.  E.T.
Otherwise, the Request will be effective on the next Business Day. GWLA, our affiliates and the representatives from whom the Policyowner purchased the Policy will not be responsible for losses resulting from acting upon telephone
Requests reasonably believed to be genuine.

        D.     REINSTATEMENT

A  Policyowner  may  reinstate a lapsed Policy any time within three years after the date of lapse by submitting the following items to GWLA:
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(1)            A written request for reinstatement;

(2)            Evidence of insurability satisfactory to GWLA;

(3)                   An amount  equal to the  Policy  charges  which  were due and unpaid at the end of the
               Grace Period;

 (4)                  A  premium  equal  to four  times  the  monthly  deduction  applicable  on the date of reinstatement; and

(5)                   An amount to repay or a Request to reinstate any Policy loan that was  outstanding  on the date coverage ceased,  including interest at 6.00% per year compounded  annually from the date coverage ceased to the date of  reinstatement of the Policy.

A reinstated Policy's Total Face Amount may not exceed the Total Face Amount at the time of termination. The Policy's Account Value on the reinstatement date will reflect: the Account Value at the time of termination; plus net premiums attributable to premiums paid to reinstate the Policy; less the Monthly Expense
Charge; less the Monthly Cost of Insurance charge applicable on the date of reinstatement.

The effective date of reinstatement will be the date the reinstatement request is approved by GWLA. The suicide and incontestability provisions will apply from the effective date of the reinstatement.

        E.     REPAYMENT OF INDEBTEDNESS

All payments GWLA receives from the Policyowner will be treated as premium payments unless GWLA has received satisfactory notice, as determined by GWLA, that the funds are for Policy loan repayment. Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans. GWLA will accept repayment of any Policy loan at any time while the Policy is in force. Amounts paid to repay a Policy loan will be allocated in accordance with then current premium allocation instructions.

        F.     CORRECTION OF MISSTATEMENT OF AGE OR SEX

If the Insured's age and/or sex on the Policy Date has been misstated, the benefits payable under the Policy will be the amount of insurance that the cost of insurance (deducted from the Policy's Account Value at the beginning of the Policy Month in which death occurred) would have purchased for the correct age and/or sex on the Policy Date.

If the age and/or sex of the Insured or any other person covered under a rider has been misstated on the Policy Date, the benefits payable under the rider will be the benefit that the amount charged would have purchased for the correct age and/or sex on the Policy Date.

If the age is misstated in such a way that the Insured was not eligible for coverage under the Policy, GWLA's liability will be limited to a return of the premiums paid, less any partial withdrawals and outstanding loans and accrued loan interest and the cost for riders.

2.      REDEMPTION PROCEDURES:  SURRENDER AND OTHER TRANSACTIONS

This section outlines those procedures which might be deemed to constitute redemptions under the Policy. These procedures differ in certain significant respects from the redemption procedures for mutual funds and contractual plans.

        A.     SURRENDER

The Policyowner may surrender the Policy for its Cash Surrender Value at any time while the Insured is living. If the Policyowner surrenders the Policy, the insurance coverage and all other benefits under the Policy will terminate. The
Cash Surrender Value is the Policy's Account Value less the sum of: the outstanding balance of any Policy Debt and any other accrued and unpaid Policy charges. GWLA will determine the Policyowner's Cash Surrender Value as of the end of the first Valuation Date after GWLA receives the Policyowner's request for surrender. Surrenders from the Series Account will generally be paid within seven days of GWLA's receipt of a Policyowner's request to surrender. Payment of any amount payable from the Series Account upon surrender may be postponed whenever:

               (i) the New York Stock Exchange is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted;

               (ii) the Securities and Exchange  Commission,  by order,  permits postponement for the protection of Policyowners; or

               (iii) an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Series Account.

GWLA is not required to and, hence, will not withhold the amount of any tax due on that portion of a surrender which is taxable. However, as a service to Policyowners, GWLA will withhold and remit to the federal government such amounts if directed to do so in writing at or before the time of surrender by the Policyowner.

        B.     PARTIAL WITHDRAWAL

The Policyowner can request a portion of the Cash Surrender Value by making a partial withdrawal from the Policy.

The amount of any  partial  withdrawal  must be at least $500 and may not exceed
90% of the Policy's Account Value less the value of the Loan Account. An administrative fee will be deducted from the Policyowner's Account Value for all partial withdrawals after the first made during the same Policy Year. The administrative fee is guaranteed to be no greater than $25.

If the  Policyowner  has chosen  either Death  Benefit  Option 1 ("Option 1") or
Death Benefit Option 3 ("Option 3"), described below, then the death benefit payable will be reduced by the amount of any partial withdrawals. The Total Face
Amount remaining after a partial withdrawal may not be less than $100,000. If increases in the Total Face Amount previously have occurred, a partial withdrawal will first reduce the amount of the most recent increase, then the most recent increases successively, then the original Total Face Amount under the Policy.

Under Death Benefit Option 2 ("Option 2"), described below, which provides for life insurance proceeds equal to the Total Face Amount plus the Policy's Account
Value, a reduction in the Policy's Account Value as a result of a partial withdrawal will typically result in a dollar per dollar reduction in the life insurance proceeds payable under the Policy.

A Policy's Account Value will be reduced by the amount of a partial  withdrawal.
The amount of a partial withdrawal will be withdrawn from the Divisions in the proportion the amounts in the Divisions bear to the Policy's Account Value. The
Policyowner cannot repay amounts taken as a partial withdrawal. Any subsequent payments received by GWLA will be treated as additional premium payments and will be subject to GWLA's limitations on premiums.

Partial withdrawals from the Series Account will generally be paid within seven days of GWLA's receipt of a Policyowner's request for a partial withdrawal.
Payment of any amount payable from the Series Account upon a partial withdrawal may be postponed whenever:

               (i) the New York Stock Exchange is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted;

               (ii) the Securities and Exchange  Commission,  by order,  permits postponement for the protection of Policyowners; or

               (iii) an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Series Account.

GWLA is not required to and, hence, will not withhold the amount of any tax due on that portion of a partial withdrawal which is taxable. However, as a service to Policyowners, GWLA will withhold and remit to the federal government such amounts if directed to do so in writing at or before the time of the partial withdrawal by the Policyowner.

        C.     DEATH BENEFITS

If the Policy is in force at the time of the Insured's death, GWLA will pay the beneficiary an amount based on the death benefit option in effect at the Insured's date of death, once GWLA has received Due Proof of the Insured's death. The amount payable will be:

        o      the amount of the selected death benefit option, plus
        o any amounts payable under any supplemental benefit riders added to the Policy, less o the value of any Policy Debt on the date of the Insured's death, less o any accrued and unpaid Policy charges.

GWLA will pay this amount to the beneficiary in one lump sum, unless GWLA and the beneficiary agree on another form of settlement. GWLA will pay interest, at a rate not less than that required by law, on the amount of Policy Proceeds, if payable in one lump sum, from the date of the Insured's death to the date of payment.

Policy Proceeds from the Series Account will generally be paid within seven days of GWLA's receipt of Due Proof of the Insured's death (if payable in a lump sum). Due Proof of the Insured's death consists of such evidence of death GWLA may reasonably require including, but not limited to, a certified death certificate. Generally, death benefit proceeds are payable from GWLA's general account. When GWLA receives Due Proof of the Insured's death, the death benefit will be calculated as of the actual date of death. Units in the Series Account attributable to the Policy will be redeemed on the date that Due Proof of the Insured's death is received by GWLA and GWLA may use the proceeds thereof to pay part or all of the death benefit. Payment of any amount from the Series Account resulting from the death of the Insured may be postponed whenever:

               (i) the New York Stock Exchange is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted;

               (ii) the Securities and Exchange  Commission,  by order,  permits postponement for the protection of Policyowners; or

               (iii) an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Series Account.

In its sole discretion, GWLA may delay payment of a death benefit while it is contesting or investigating a death claim.

               1.     DEATH BENEFIT OPTIONS

While the insured is alive, the Policyowner may choose between three death benefit options:

If Option 1 ("Level Death") is selected, the Death Benefit is:
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        o      the  Policy's  Total  Face  Amount  on the  date of the  Insured's  death  less  any  partial withdrawals; or, if greater,

        o      the  Policy's  Account  Value on the date of death  multiplied  by the  applicable  factor as described in the Policy.


If Option 2 ("Coverage Plus") is selected, the Death Benefit is:

        o      the sum of the  Total  Face  Amount  and  Account  Value  of the  Policy  on the  date of the
               Insured's death; or, if greater,

        o      the  Policy's  Account  Value on the date of death  multiplied  by the  applicable  factor as described in the Policy.

If Option 3 ("Premium Accumulation") is selected, the Death Benefit is:

        o the sum of the Total Face Amount and premiums paid under the Policy plus interest at the rate specified in the Policy less any partial withdrawals; or, if greater,

        o      the  Policy's  Account  Value on the date of death  multiplied  by the  applicable  factor as described in the Policy.


               2.     INCREASES AND DECREASES IN TOTAL FACE AMOUNT

Subject to certain limitations, a Policyowner may increase or decrease the face amount of a Policy. A change in face amount may affect the cost of insurance rate and the net amount at risk, both of which may affect a Policyowner's cost of insurance charge.

For a decrease in Total Face Amount:

        o      GWLA must receive a Request in writing.

        o The decrease will become effective on the first Business Day of the Policy Month following approval of the Request.

        o      The  decrease  will apply  first to the most  recent  increase or
               increases   in   Total   Face   Amount   for   purposes   of  the
               Incontestability Provision.

        o The minimum decrease amount will be $25,000 and the Total Face Amount may not be decreased below $100,000 unless prior approval is obtained from GWLA.

          o If following the decrease in Total Face Amount, the Policy would not comply with the maximum premium limitations required by Federal tax law, the decrease may be limited (or, if the Policyowner so elects, Account Value may be returned to the Policyowner, subject to taxation) to the extent necessary to meet these requirements. When GWLA returns Account Value to the Policyowner under these circumstances, GWLA will redeem Units in each Division of the Series Account to which the Policyowner has allocated Account Value. The amount of Account Value to be returned will be withdrawn from the Divisions in the proportion the amounts in the Divisions bear to the Policyowner's Account Value. Such return of Account Value will generally be paid within seven days of GWLA's receipt of a Policyowner's request. Payment of any amount from the Series Account under these circumstances may be postponed whenever:

               (i) the New York Stock Exchange is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted;

               (ii) the Securities and Exchange  Commission,  by order,  permits postponement for the protection of Policyowners; or

               (iii) an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Series Account.

For an increase in Total Face Amount:

        o      GWLA must receive a written Request.

        o The increase will be subject to evidence of insurability satisfactory to GWLA.

        o The increase will be effective on the Policy Anniversary following the approval of the Request for the increase, subject to the deduction of the first Policy Month's Monthly Risk Charge, Service Charge, any extra risk charge if the Insured is in a rated class and the cost of any riders.

        o The minimum increase amount will be $25,000.

               3.     CHANGES IN DEATH BENEFIT OPTION

After the first Policy Year, but not more than once each Policy Year, the Policyowner may change the death benefit option by Request. Any change will be effective on the first day of the Policy Month following the date GWLA approves the Policyowner's Request. A maximum administrative fee of $100 will be deducted from the Policyowner's Account Value each time the Policyowner changes the death benefit option.

A change in the death benefit option will not change the amount payable upon the death of the Insured. Any change is subject to the following conditions.

        o If the change is from Option 1 to Option 2, the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount less the Policy's Account Value. Evidence of insurability may be required.

        o If the change is from Option 1 to Option 3, the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount less the accumulated value of all premiums at the interest rate shown in the Policy. Evidence of insurability may be required.

        o If the change is from Option 2 to Option 1, the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount plus the Policy's Account Value.

        o If the change is from Option 2 to Option 3, the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount plus the Policy's Account Value less the accumulated value of all premiums at the interest rate shown in the Policy.

        o If the change is from Option 3 to Option 1, the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount plus the accumulated value of all premiums at the interest rate shown in the Policy.

        o If the change is from Option 3 to Option 2, the new Total Face Amount, at the time of the change, will equal the prior Total Face Amount less the Policy's Account Value plus the accumulated value of all premiums at the interest rate shown in the Policy.

        D.     PREMIUM REFUNDS

GWLA will not normally refund premium payments unless one of the following situations occurs:

1. The Policyowner exercises the Free Look privilege in accordance with state regulations.

2. The premium payment would disqualify the Policy as life insurance coverage as defined under the Internal Revenue Code.

3. The Policy would become a Modified Endowment Contract and the Policyowner has not elected to accept the Policy as such.

4. A premium was paid before underwriting was completed and the underwriting risk is not accepted by either GWLA or the Policyowner.

Amounts payable upon a Policyowner's exercise of the free look right will be paid as described in this memorandum at section 1.B. "Application and Initial Premium Processing." GWLA will not pay interest on amounts paid as a refund of premium, except as required by state law. Premium refunds will be paid within the time frame required by state law.

        E.     POLICY LOANS

The Policyowner may request a Policy loan of up to 90% of the Policy's Account Value, decreased by the amount of any outstanding Policy Debt on the date the Policy loan is made. When a Policy loan is made, a portion of the Policyowner's Account Value equal to the amount of the Policy loan will be allocated to the Loan Account as collateral for the loan. This amount will not be affected by the investment experience of the Series Account while the loan is outstanding and will be subtracted from the Divisions in the proportion the amounts in the Divisions bear to the Policy's Account Value. The minimum Policy loan amount is $500.

The interest rate on the Policy loan will be determined annually at the beginning of each Policy Year. That interest rate will be guaranteed for that Policy Year and will apply to all Policy loans outstanding during that Policy Year. Interest is due and payable on each Policy Anniversary. Interest not paid when due will be added to the principal amount of the loan and will bear interest at the loan interest rate.

Currently, the maximum interest rate for Policy loans is The Moody's Corporate Bond Yield Average - Monthly Average Corporates, which is published by Moody's Investors Service, Inc. If that Average ceases to be published, the maximum interest rate for Policy loans will be derived from a substantially similar average established by state regulation.

GWLA must reduce the Policy loan interest rate if the maximum loan interest rate is lower than the loan interest rate for the previous Policy Year by one-half of one percent or more.

GWLA may increase the Policy loan interest rate but such increase must be at least one-half of one percent. No increase may be made if the Policy loan interest rate would exceed the maximum loan interest rate. GWLA will send the Policyowner advance notice of any increase in the Policy loan rate.

Interest will be credited to amounts held in the Loan Account. The rate will be no less than the Policy loan interest rate then in effect less a maximum of 0.90%. This rate may change at any time but will not change more frequently than once annually.

All payments GWLA receives from the Policyowner will be treated as premium payments unless GWLA has received notice, in form satisfactory to GWLA, that the funds are for loan repayment. Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans. GWLA will accept repayment of any Policy loan at any time while the Policy is in force. Amounts paid to repay a loan will be allocated in accordance with current premium allocation instructions.

Policy Debt may not exceed the Cash Surrender Value. If Policy Debt would otherwise exceed the Cash Surrender Value, the Policy will enter the Grace Period and, if sufficient payment is not received within the Grace Period, the Policy will lapse and terminate without value (see "Grace Period" below). The Policy may, however, later be reinstated (see "Reinstatement" above).

GWLA permits loans at issue only in the case of an exchange under Section 1035 of the Internal Revenue Code of 1986, as amended. GWLA will accept outstanding loans that are not greater than 80 percent of the total account value exchanged. GWLA reserves the right to change the loan at issue limits at its discretion. Changes will be applied uniformly to all applicants.

         F.  GRACE PERIOD- POLICY LAPSE

After the first premium is paid, if the Policy's Account Value, less any outstanding Policy loans and less any accrued loan interest, on the last day of a Policy Month is not sufficient to cover the monthly deduction for the next Policy Month, a Grace Period of 61 days (commencing on the first day of that next Policy Month) will be allowed for the payment of an amount sufficient to cover the monthly deduction for 2 Policy Months.

Coverage will remain in force during the Grace Period. If the premium due is not paid within the Grace Period, all coverage under the Policy will cease at the end of the 61 day period.

Notice of such premium due will be mailed to the last known address of the Policyowner and any assignee of record at least 31 days prior to the date coverage will cease.

If the Insured dies during the Grace Period, any due and unpaid Policy charges will be deducted from the Policy Proceeds.

3.   TRANSFERS

The Policyowner may at any time transfer to another Division or Divisions all or a portion of the Account Value allocated to a Division. GWLA will make transfers pursuant to a Request. A Request to transfer will be effective on the Business Day it is received by GWLA if received before 4:00 pm. E.T. Otherwise, the Request to transfer will be effected on the next Business Day. Telephone Requests will be honored only if GWLA has a properly completed telephone authorization form for the Policyowner on file. GWLA, our affiliates and the representative from whom the Policyowner purchased the Policy will not be responsible for losses resulting from acting upon telephone Requests reasonably believed to be genuine. GWLA will use reasonable procedures to confirm that instructions communicated by telephone are genuine. For transactions initiated by telephone, the Policyowner will be required to identify himself by name and a personal identification number. However, if GWLA does not take reasonable steps to help ensure that a telephone authorization is valid, GWLA may be liable for such losses. GWLA may suspend, modify or terminate the telephone transfer privilege at any time without notice.

Transfers may be Requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Division's value from which the transfer will be made.

Transfer privileges are subject to GWLA's consent. GWLA reserves the right to impose limitations on transfers, including, but not limited to: (1) the minimum amount that may be transferred; and (2) the minimum amount that may remain in a Division following a transfer from that Division.

Transfers may be postponed whenever:

         (i) the New York Stock Exchange is closed other than customary  weekend
             and  holiday   closing,   or  trading  on  the  NYSE  is  otherwise
             restricted;

          (ii)the  Securities  and  Exchange   Commission,   by  order,  permits
               postponement for the protection of Policyowners; or

         (iii) an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Series Account.

In addition, a Transfer may be delayed for up to seven days if an underlying portfolio delays the payment of redemption proceeds.

An administrative charge of $10 per transfer will apply for all transfers in excess of 12 made in a calendar year. GWLA may increase or decrease the transfer charge; however, it is guaranteed to never exceed $10 per transfer. All transfers made in a single day will count as only one transfer toward the 12 free transfers. The transfer of the Policyowner's Initial Premium from the Maxim Money Market Portfolio Division to the Policyowner's selected Divisions does not count toward the twelve free transfers. Likewise, any transfers under Dollar Cost Averaging or periodic rebalancing of the Policyowner's Account Value under the Rebalancer Option do not count toward the twelve free transfers (a one time rebalancing, however, will be counted as one transfer).

     A.  TRANSFERS - DOLLAR COST AVERAGING
     By Request,  a  Policyowner  may elect  Dollar Cost  Averaging  in order to purchase Units of the Divisions over a period of time. There is no charge for this service. Dollar Cost Averaging permits a Policyowner to automatically transfer a predetermined dollar amount, subject to GWLA's minimum, currently set at $1000, at regular intervals from any one or more designated Divisions to one or more of the remaining, then available Divisions. The Unit Value will be determined on the dates of the transfers. The Policyowner must specify the percentage to be transferred into each designated Division. Transfers may be set up on any one of the following frequency periods: monthly, quarterly, semiannually, or annually. The transfer will be initiated one frequency period following the date of the Policyowner's request. GWLA will provide a list of Divisions eligible for Dollar Cost Averaging which may be modified from time to time. Amounts transferred through Dollar Cost Averaging are not counted against the twelve free transfers allowed in a calendar year. A Policyowner may not participate in Dollar Cost Averaging and the Rebalancer Option (described below) at the same time. GWLA reserves the right to modify, suspend, or terminate Dollar Cost Averaging at any time.

     B.  TRANSFERS - THE REBALANCER OPTION

     By Request, a Policyowner may elect the Rebalancer Option in order to automatically transfer Account Value among the Divisions on a periodic basis. There is no charge for this service. This type of transfer program automatically reallocates a Policyowner's Account Value so as to maintain a particular percentage allocation among Divisions chosen by the Policyowner. A Policyowner may Request that rebalancing occur one time only, in which case the transfer will take place on the date of the Request. This transfer will count as one transfer towards the twelve free transfers allowed in a calendar year. A Policyowner may also choose to rebalance Account Value on a quarterly, semiannual, or annual basis, in which case the first transfer will be initiated one frequency period following the date of the request. On that date, the Policy's Account Value will be automatically reallocated to the selected Divisions. Thereafter, Account Value will be rebalanced once each frequency period. In order to participate in the Rebalancer Option, the entire Account Value must be included. Transfers made with these frequencies will not count against the twelve free transfers allowed in a calendar year. The Policyowner must specify the percentage of Account Value to be allocated to each Division and the frequency of rebalancing. The Rebalancer Option may be terminated at any time by Request. A Policyowner may not participate in the Rebalancer Option and Dollar Cost Averaging at the same time. GWLA reserves the right to modify, suspend, or terminate the Rebalancer Option at any time.

Wdc #47246-4

Exhibit 6.  Actuarial Opinion and Consent

April 24, 2000

Great-West Life & Annuity Insurance Company
8515 East Orchard Road

Englewood, Colorado 80111

Re:     COLI VUL-2 Series Account of
        Great-West Life & Annuity Insurance Company

        Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 File No. 333-70963

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 (file No. 333-70963) (the "Registration Statement") which covers premiums expected to be received under flexible premium variable universal life insurance policies (the "Policies") to be offered by Great-West Life & Annuity Insurance Company (the "Company"). The prospectus included in the Registration Statement describes the Policy, which will be offered by the Company in each State where it has been approved by appropriate State insurance authorities. I am familiar with the Policy form and the Registration Statement and Exhibits thereto.

In my capacity as Vice President of the Company, I have provided actuarial advice concerning:

The preparation of the Registration Statement to be filed by the Company and its COLI VUL-2 Series Account with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the Policies: and

The preparation of the Policy forms for the Policy described in the Registration Statement.

It is my professional opinion that:

1. The hypothetical illustrations of death benefits, account value, cash surrender value and total premiums paid plus interest at 5 percent shown in the prospectus, based on the assumptions stated in the illustration are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premium and benefits, as shown in the illustrations included, appear to be correspondingly more favorable to prospective buyers than other illustrations which could have been provided at other combinations of ages, sex of the insured, death benefit option and amount, definition of life insurance test, premium class, and premium amounts. Insured of other premium classes may have higher costs of insurance charges.

2. All other numerical examples shown in the prospectus are consistent with the Policy and our practices, and have not been designed to appear more favorable to prospective buyers than other examples which could have been provided.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the use of my name under the heading "Experts" in the prospectus.

Sincerely,


Ron Laeyendecker, F.S.A., M.A.A.A.
Vice President
Life Insurance Markets